UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

Con-way Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-05046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (734) 994-6600
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events.

On September 30, 2014, Con-way Inc. (the “Company”) issued a press release announcing enhancements to its pay package for drivers at its less-than-truckload (LTL) carrier, Con-way Freight.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The changes will be effective January 4, 2015, and represent a final step in a multi-year initiative to address issues with legacy driver wage structures that were inconsistent across Con-way Freight. The overall amount and timing of the increase are also designed to improve Con-way Freight’s ability to attract and retain professional drivers in the context of a critical industry-wide driver shortage.

The adjustments are expected to increase driver wages and benefits expense in 2015 by approximately $60 million when compared to 2014. In recent years, the comparable year-over-year impact of an annual driver wage increase has been about half of this amount. The 2015 impact is expected to be higher than in recent years due to the timing of the wage increase given the driver shortage, along with actions being taken to address both legacy pay structures and the driver shortage. Inclusive of the additional driver wages and benefits, the Company continues to expect margin expansion at Con-way Freight in 2015 compared to 2014.

Cautionary Note Regarding Forward-Looking Statements. Certain statements in this Form 8-K and the attached press release constitute “forward-looking statements” that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Please refer to the cautionary notes in the attached press release regarding these forward-looking statements.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Con-way Inc.

Date: September 30, 2014	By:	/s/ Stephen L. Bruffett
Stephen L. Bruffett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 30, 2014.